SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 24, 2013

Cigna Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-08323 (Commission File Number)	06-1059331 (IRS Employer Identification No.)

900 Cottage Grove Road
Bloomfield, Connecticut 06002
(Address of principal executive offices)  (Zip Code)

Registrant's telephone number, including area code:

(860) 226-6000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07	Submission of Matters to a Vote of Security Holders.

Cigna Corporation (“Cigna”) held its Annual Meeting of Shareholders on April 24, 2013.  At the Annual Meeting, Cigna shareholders (1) elected each of the nominees listed below to the Board of Directors for a term expiring in 2016; (2) ratified the appointment of PricewaterhouseCoopers LLP as Cigna’s independent registered public accounting firm for 2013; (3) approved an advisory resolution on executive compensation; (4) approved an amendment to Cigna's Long-Term Incentive Plan; and (5) did not approve a shareholder proposal on lobbying disclosure.

There were 246,423,423 shares of Cigna's common stock - 86% of the total shares eligible to vote - represented either in person or by proxy at the Annual Meeting. Set forth below are the voting results for each proposal.

Proposal 1: Election of directors – to elect four directors for terms expiring in 2016.
	Votes For	Votes Against	Abstentions	Broker Non-Votes
Nominees
David M. Cordani	225,613,390	6,499,686	579,809	13,730,538
Isaiah Harris, Jr.	225,022,697	7,067,328	602,860	13,730,538
Jane E. Henney, M.D.	224,478,038	7,625,094	589,753	13,730,538
Donna F. Zarcone	225,596,068	6,496,635	600,182	13,730,538

Shareholders elected the nominees with approximately 97% of the votes cast in favor.

Proposal 2:  Ratification of the appointment of PricewaterhouseCoopers LLP as Cigna’s independent registered public accounting firm for 2013.

Votes For	Votes Against	Abstentions	Broker Non-Votes
244,031,526	1,847,197	544,700	0

Shareholders approved the ratification of PricewaterhouseCoopers LLP’s appointment with 99% of the votes cast in favor.

Proposal 3:  Approval of an advisory resolution on executive compensation.

Votes For	Votes Against	Abstentions	Broker Non-Votes
224,680,342	7,112,200	900,343	13,730,538

Shareholders approved the advisory resolution on Cigna’s executive compensation with 97% of the votes cast in favor.

Proposal 4: Approval of an amendment to the Cigna Long-Term Incentive Plan.

Votes For	Votes Against	Abstentions	Broker Non-Votes
224,219,343	7,664,877	808,665	13,730,538

Shareholders approved the amendment with 96% of the votes cast in favor.

Proposal 5: Approval of a shareholder proposal on lobbying disclosure.

Votes For	Votes Against	Abstentions	Broker Non-Votes
14,358,908	166,624,643	51,709,334	13,730,538

Shareholders did not approve the proposal on lobbying disclosure with 6% of the votes cast in favor.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cigna Corporation

Date: April 30, 2013	By:	/s/ Nicole S. Jones
Nicole S. Jones
Executive Vice President
and General Counsel